Summary Overview of
Background and Impact of
Change in Accounting Policy
for Aerospace Sales Incentives

May 31, 2006

Exhibit 99.3

Honeywell 8-K Dated 5/31/2006, Background

Effective the first quarter of 2006, the Company changed its accounting policy for
Aerospace sales incentives. The Company provides sales incentives to commercial aircraft manufacturers and airlines in connection with their selection of our aircraft wheel and braking system hardware and auxiliary power units for installation on commercial aircraft. These incentives principally consist of free or deeply discounted products but also include credits for future purchases of product and upfront cash payments. Historically these incentives were capitalized and amortized to cost of products sold or product sales, on a straight-line basis over their useful economic life. Under the new policy, these costs are recognized as provided. For aircraft manufacturers, incentives are recorded when the products are delivered; for airlines, incentives are recorded when the associated aircraft are delivered by the aircraft manufacturer to the airline. While the historical policy of capitalizing and amortizing such costs was considered acceptable, the Company believes that the new policy is preferable as it will improve decision-making and internal controls for
Aerospace sales incentives.

2

Honeywell 8-K Dated 5/31/2006, Summary

Change in accounting policy, Aerospace sales incentives

Effective First Quarter 2006

New policy preferable, improves decision-making and internal controls

Current report on Form 8-K filed to apply new policy
retrospectively to all periods presented in the previously filed
Form 10-K for the year ended December 31, 2005

Summary of revised annual and quarterly financial data attached

Impact consistent with Company announcement/press release on
February 16, 2006

Impact to Sales, Segment Profit, Net Income, EPS Not Material

No Change to 2006 Financial (Sales, EPS, Cash) Guidance

3

Select Financial Data — Annual

Consolidated
($ Millions, except per share amounts)

				Years Ended December 31,
	2005			2004			2003
	As Previously Reported	As Revised	Change	As Previously Reported	As Revised	Change	As Previously Reported	As Revised	Change
Sales	$27,653	$27,652	$(1)	$25,601	$25,593	$(8)	$23,103	$23,095	$(8)

Income from continuing operations, before taxes	2,323	2,296	(27)	1,680	1,623	(57)	1,640	1,583	(57)

Tax expense	742	732	(10)	399	377	(22)	296	274	(22)

Net income	1,655	1,638	(17)	1,281	1,246	(35)	1,324	1,289	(35)

Earnings per share, assuming dilution	$1.94	$1.92	$(0.02)	$1.49	$1.45	$(0.04)	$1.54	$1.50	$(0.04)

Aerospace ($ Millions)

				Years Ended December 31,
	2005			2004			2003
	As Previously Reported	As Revised	Change	As Previously Reported	As Revised	Change	As Previously Reported	As Revised	Change
Sales	$10,497	$10,496	$(1)	$9,748	$9,740	$(8)	$8,813	$8,805	$(8)

Segment profit	1,703	1,676	(27)	1,479	1,422	(57)	1,221	1,164	(57)

4	Honeywell 8-K Dated 5/31/2006

Select Financial Data — Quarterly

Consolidated, As Revised
($ Millions, except per share amounts)

	2005					2004
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Sales	$6,449	$7,028	$6,900	$7,275	$27,652	$6,178	$6,385	$6,391	$6,639	$25,593

Net income	358	302	464	514	1,638	287	351	367	241	1,246

Earnings per share, assuming dilution	$0.42	$0.36	$0.54	$0.61	$1.92	$0.33	$0.41	$0.42	$0.29	$1.45

Aerospace, As Revised* ($ Millions)

	2005					2004
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Sales	$2,500	$2,651	$2,620	$2,725	$10,496	$2,304	$2,450	$2,464	$2,522	$9,740

Segment profit	378	409	429	460	1,676	294	351	371	406	1,422

* Reflects impact on previously reported segment financial data.

5	Honeywell 8-K Dated 5/31/2006